                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
OSI Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-3 (No. 333-86624 and 333-57784) and on Forms S-8 (No. 333-91118,
333-65072, No. 333-42274, No. 333-39509, No. 333-06861, No. 33-64713, No.
33-60182, No. 33-38443, and No. 33-8980) of OSI Pharmaceuticals, Inc. of our report dated November 22, 2002, with respect to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 annual report on Form 10-K of OSI Pharmaceuticals, Inc.

As discussed in note 1(b) to the consolidated financial statements, the Company changed its method of revenue recognition for certain upfront non-refundable fees in 2001.

As discussed in notes 1(d) and 19 to the consolidated financial statements, the Company adopted provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets", for acquisitions consummated on or after July 1, 2001.

As discussed in notes 9 and 19 to the consolidated financial statements, the Company adopted provisions of Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.

/s/ KPMG LLP

Melville, New York
December 10, 2002